Exhibit 23.2

[LETTERHEAD]

             August 1, 2013

UNITED AIRLINES, INC.
233 South Wacker Drive
Chicago, IL  60606

Re:
Preliminary Prospectus Supplement, dated August 1, 2013, to the Prospectus dated April 27, 2012, included in
Registration Statement No. 333-181014 of United Airlines, Inc. and United Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of July 15, 2013 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement.  We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

BK ASSOCIATES, INC.

/s/ John F. Keitz
John F. Keitz
President ISTAT Senior Certified Appraiser and Appraiser Fellow

JFK/kf